Exhibit 99.1

Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
Company▲	Ticker▲	Event Type▲	Date▲

  PARTICIPANTS

Corporate Participants

Kathleen T. Powers – VP, Treasurer & Investor Relations, Modine Manufacturing Co.
Thomas Andrew Burke – President & Chief Executive Officer, Modine Manufacturing Co.
Michael B. Lucareli – VP, Finance & Chief Financial Officer, Modine Manufacturing Co.

Other Participants

David Leiker – Analyst, Robert W. Baird & Co. Equity Capital Markets
Michael D. Shlisky – Analyst, JPMorgan Securities LLC
Walter S. Liptak – Analyst, Global Hunter Securities LLC

  MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the Modine Manufacturing Company Q4 2013 Earnings Call presentation. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, today’s conference call is being recorded.

I would now like to introduce your host, Ms. Kathy Powers, Vice President, Treasurer and Investor Relations. Ms. Powers, please begin.

Kathleen T. Powers, VP, Treasurer, & Investor Relations

Thank you. Thank you for joining us today for Modine’s fourth quarter fiscal 2013 earnings call. With me today are Modine’s President and CEO, Tom Burke; and Mick Lucareli, our Vice President Finance and Chief Financial Officer.

We will be using slides with today’s presentation. Those links are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our company’s website modine.com. Also, should you need to exit the call prior to its conclusion; a replay will be available through our website beginning approximately two hours after the call concludes.

On slide 2 is an outline for today’s call. Tom and Mick will provide comments on our fourth quarter results and provide revenue and earnings guidance for fiscal 2014. At the end of the call, there will be a question-and-answer session.

On slide 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today’s earnings release as well as in our company’s filings with the Securities and Exchange Commission.

With that, it’s my pleasure to turn the call over to Tom Burke.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
Company▲	Ticker▲	Event Type▲	Date▲

Thomas A.  Burke, President & Chief Executive Officer

Thank you, Kathy, and good morning, everyone. Given current market conditions, I am pleased with Modine’s fourth quarter earnings, resulting in full year earnings per share before impairment and restructuring charges of $0.40. The fourth quarter was our strongest quarter of the year, both in revenue and earnings despite weak end market demand in North America, Europe and Asia.

Fortunately, we realized an increase in sales and margin in our South America segment excluding currency. We also had a solid quarter in our Commercial Products Group led by heating sales in North America.

Our revenues were down 7.5% in the fourth quarter compared to the prior year and down 12.8% for the full year, largely driven by weak end markets and customer delays in program launches. Our outlook for fiscal 2014 is consistent with the market assumptions provided last quarter, with continuing weakness in North American and European heavy commercial vehicle markets and improvement expected later in calendar 2013.

Please note that our financial results for the quarter include $10.5 million of impairment and restructuring charges primarily related to severance costs in Europe in conjunction with our European restructuring program.

Excluding these charges, we reported earnings per share of $0.18, down $0.16 from a very strong fourth quarter last year. Mick will provide some more details on our financial results in a few minutes, but first, I would like to comment briefly on our segment results and outlook.

Turning to page 5, revenue was down in the North America segment, primarily driven by lower sales to the commercial vehicle market and additional weakness in the off-highway market. Looking forward, we expect mixed market conditions in North America in fiscal 2014 with heavy truck production remaining down, but improving later in the year. We also expect medium truck and off-highway production to improve versus fiscal 2013.

We have made significant improvements in North America over the past several years preparing this segment for future growth based on the improved manufacturing footprint and cost structure. Please turn to page six.

Our Europe segment’s year-over-year sales were down in the fourth quarter, but the decline was less than in prior quarters this year. The commercial vehicle market remains weak, but we expect our truck share to improve with increasing sales of Euro 6 compliant vehicles required to meet the January 2014 deadline.

As I mentioned last quarter, the strong launch volumes anticipated for our Euro 6 truck programs did not materialize this year due to the emissions law change, which is impacting mix along with the weak market conditions.

We will continue ramping up these programs in fiscal 2014, but at a slower pace than we anticipated in our previous projections. These launches have not been without the challenges involved with introducing major new manufacturing processes. We have made the necessary refinements and fully expect margins to improve as volumes increase with Euro 6 truck sales.

We believe that Euro 5 trucks will continue to be sold through the end of calendar 2013. This, coupled with the planned wind down of the BMW module business, has continued to negatively impact the financial results in the region and our forecast for fiscal 2014.

Excluding the $6 million impact of the wind down of the BMW business during the quarter, sales in the region were virtually flat as compared to the prior year. Our fiscal 2014 outlook for this segment includes weak automotive and commercial vehicle markets, a flat construction market and modest growth in agricultural equipment.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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Turning to page seven, we continue to make good progress in our European restructuring program and will see positive results of these efforts in the current fiscal year. We recorded $9.7 million of restructuring charges in this segment during the quarter, most of which related to our manufacturing-related severance costs as we work to right-size our cost base in our German manufacturing facilities. We made several significant accomplishments this year toward our goal of improving this segment return on average capital to 15%. We have reduced head count in our administrative offices and have seen the benefit of lower SG&A in the region. We have consolidated our offices into underutilized space in our technical center and are marketing the now available space to interested parties.

We have evaluated our technical and testing facilities and are moving toward a divestiture of underperforming assets. And of course we have continued discussions with the Works Council to work through the planned wind down of manufacturing operations related to the non-strategic automotive module business.

We continue to evaluate our manufacturing footprint to ensure cost competitiveness, while providing superior products and services to our customers. At this point, we are well on our way to meet the objectives that we presented last year. In summary, they are: gross margins in the 15% to 17% range, annual SG&A savings in the range of €5 million to €7 million and operating margins of 8% to 10%, which leads to a return on average capital employed of 15% for this segment.

Moving to South America on page eight, excluding currency impacts, sales were up 11%. We are seeing significant recovery in the commercial vehicle market, resulting in easier year-over-year comparisons. We’re also launching a new power generation cooling program, which is an exciting step in our diversification efforts.

We anticipate the strong year-over-year comparisons to continue for fiscal 2014, both in sales and gross margin. Our outlook for the current fiscal year shows growth in commercial vehicles, agricultural equipment and the vehicular aftermarket. Brazil continues to have the strongest market outlook of all of our segments.

Please turn to page nine. Our Asia segment continued to show revenue decreases as compared to the prior year with fourth quarter sales down 24%, but a relatively small amount in dollar terms. That being said, we believe the rate of decline is stabilizing and we’re beginning to see some strengthening in our markets and our order book. Now that we have lowered our breakeven point in the region, our strategic focus has shifted to developing new business opportunities, including organic and inorganic investments. We are diversifying our business model in this region, which is reducing our dependence on industrial excavator sales and adding volume to our current fixed cost structure.

Turning to page 10, sales in our Commercial Products segment were up 1% in the quarter. In North America, our business benefited from a more robust heating season than the year before. Although UK chiller sales were down during the quarter, we are seeing strong order intake and expect it to lead to a strong start to our fiscal year for our Airedale business in the UK.

Several fourth quarter orders were delayed due to customer-readiness issues pushing back delivery dates which would now flow into our first quarter of fiscal 2014. We continue to have a positive outlook for this segment with growth expectations for fiscal 2014 of 2% to 4% in North America and 3% to 6% in UK data center cooling.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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With that, I’d like to turn it over to Mick for a full overview of our financial performance and guidance.

Michael B. Lucareli, VP, Finance & Chief Financial Officer

Thanks, Tom. Good morning to everyone. Please turn to slide 11 and I’ll review the income statement. As Tom mentioned, we had our strongest quarter of the year in terms of revenue and underlying earnings. And given the end market conditions, revenue declined in our North America, Europe and Asia business segments. In addition, foreign exchange had a slight negative impact on year-over-year comparability.

Excluding foreign currency, sales decreased $25 million or 6% and Modine’s automotive sales were down 5% including the planned wind down of the BMW module business. Our commercial vehicle and off-highway sales were down 9% and 4% respectively. Throughout the year, we have been focused on cost control. You can see SG&A decreased by $7 million year-over-year, representing a 14.5% decrease. And for the full year, SG&A was down $20 million.

During the quarter, we recorded $10 million in impairment and restructuring charges, which I’ll cover in more detail on the next slide. The impact on EPS was $0.22, and excluding impairment and restructuring charges, EPS was $0.18 in the quarter and $0.40 for the full year, in line with our expectations. There were also some unusual items in the tax line I want to point out. During the quarter, we recognized a tax valuation allowance in our Asia segment, negatively impacting earnings by $2 million or approximately $0.04 per share. And last year, we had a tax benefit of $4.4 million in the tax line which related to a Hungarian tax credit.

Turning to slide 12, we have the summary table that highlights our main restructuring costs incurred so far this year. As we said during the quarter, we recorded $9.7 million of cash restructuring charges and $800,000 of non-cash impairments. The cash restructuring charges related to European equipment transfers and headcount reductions and the $800,000 of non-cash impairments related to assets held for sale in our North America segment. This represents a further write-down of two facilities that were closed during our North American manufacturing realignment.

Moving on to slide 13, let’s take a quick look at the balance sheet and cash flows. As anticipated, free cash flow was negative in the quarter, driven primarily by higher capital spending. We are pleased that despite the volume challenges, our fiscal 2013 free cash flow was nearly breakeven, which is an $18 million improvement over the prior year. This was driven by an improvement in operating cash flow and lower capital spending. And over the last 12 months, we’ve spent $50 million in CapEx, which is down significantly from $64 million last year. We remain comfortable with the balance sheet, with net debt to capital at 34% and $24 million of cash.

Moving on to slide 14 and the North American business segment, fourth quarter sales were down 11%, as Tom mentioned. As many of you know, commercial vehicle markets were soft in the quarter. Class 8 production declined 29% and Class 5 to Class 7 production declined 7% year-over-year. Modine’s commercial vehicle sales declined about 15%, while off-highway sales declined about 10%, primarily in the construction market. Despite the volume decline, gross margin held up relatively well. And for the segment on a full-year basis, margins were down 50 basis points on a 6% drop in sales, benefiting from lower material cost and an improved sales mix. Also, SG&A declined by $600,000 on a year-over-year basis. Excluding $800,000 of the asset impairments, operating income declined $4.4 million for North America.

Moving on to slide 15, we have our European business segment, fourth quarter sales were down 4% or $6 million from the prior year. This was primarily due to the planned $6 million decline in our BMW business. With regards to the markets, commercial vehicle was down 14%, auto was down 2%, and off-highway was approximately flat. And as Tom said, we experienced delays in launch activity as our customers adjusted production in response to the declining end-market demand and a lack of incentives to pull forward Euro 6 production.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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Our gross margin in Europe has been temporarily impacted from the lower volume and inefficiencies related to the new truck program launches. On a positive side, SG&A declined by $3 million due to some early impacts of our restructuring actions. An additional benefit was the reduction of an accrual related to indirect tax obligations in the quarter. As previously mentioned, we recorded nearly $10 million of restructuring charges. Excluding these charges, operating income would have been $9.4 million, which is much closer to the prior year results, despite the volume decline. And looking ahead to fiscal 2014, we anticipate €13 million reduction in BMW sales. This is becoming much more manageable after absorbing approximately €38 million during this past fiscal year.

Now turning to slide 16, we have a look at our South America business segment. Overall, the end markets and end volumes in Brazil are stronger than the other regions. Offsetting the volume has been a 13% Brazilian real decline versus the dollar. So, on local currency, sales were actually up 11%.

I’m pleased to report that gross margin improved 370 basis points on higher volume and improved plant performance. And operating income increased by $3 million as a result of the gross margin improvement and lower SG&A expenses. We anticipate year-over-year volumes will continue to improve this fiscal year.

Now turning to slide 17, we have the Asia business segment where fourth quarter sales were down 24% from the prior year as order rates in the China excavator market have been constrained due to high inventory levels. For comparison purposes, the Chinese excavator market was down approximately 20% year-over-year. In the current environment, SG&A has been a major focus, our management team has been leveraging existing administrative costs until volumes improve and you can see this in the SG&A line.

Recently, there have been some indications of market improvement in China and we are taking a cautious stance, but we remain encouraged. With the addition of new program launches, we fully expect to resume our revenue growth this year and make a significant step towards that very important breakeven point.

Flipping to slide 18, the fifth business segment, building HVAC, fourth quarter sales were up 1% from the prior year.  This is primarily driven by higher sales of our North American heating products. UK chiller sales were down slightly from the prior year due to economic conditions and some delayed customer shipments. Our gross margin declined slightly as a result of lower sales, especially chiller products, which tend to have higher margins. And SG&A increased $500,000 from the prior year due to higher commissions and freight on the North American sales, plus product development costs to support future growth. As a net result, operating income was down slightly. Looking ahead, we are encouraged by the backlog of the UK product sales.

Now let’s turn to our fiscal 2014 guidance, which is on slide 19. As Tom outlined, we anticipate mixed market conditions in fiscal 2014. In the short term, we see stable soft market conditions in North America and Europe, but improving later in the year. We anticipate further stabilization in the China construction market with production remaining at current levels. We are encouraged about the growth outlook in South America and building HVAC. Therefore, we anticipate moderate revenue growth under current conditions and we currently estimate the range from flat to up 5%.

Even in the current market environment, we should be able to drive earnings improvements from restructuring actions, process improvements and lower material costs. We expect the resulting EPS will be in a range of $0.45 to $0.55, excluding any additional impairment or restructuring charges this year. Given the restructuring activities and mix of earnings, the tax rate will be hard to predict. So, we currently estimate that the tax expense will be in the range of $12 million to $14 million based on the projected mix of earnings and we will provide updates throughout the year. Our team is highly focused on profitability improvements in Europe, volume growth in Asia, along with free cash flow generation in all business segments.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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Last but not least, our long-term order book remains strong at Modine. We anticipate $225 million of net new business over the next three years, assuming current market and currency levels. So, with that Tom, I’ll turn it back to you.

Thomas Andrew Burke, President & Chief Executive Officer

Thanks, Mick. Please turn to page 20. Because of the condition of our primary end markets, this has been a challenging year for Modine, with revenues down 12.8% or $200 million. We faced many headwinds this year in our markets and we met them head on. The reaction of our employees and the performance of this company speak for itself. The work done in prior years to restructure our North American manufacturing footprint proved its value this year as margins mostly held up when the volumes declined.

In South America and commercial products, we have strong businesses that are poised for growth in the new fiscal year. We still have work ahead of us in Europe and Asia. In Europe, our focus is on the commercial vehicle market, program launches and on our restructuring program, where we are making significant progress towards our goals for this region. We have proven that we know how to restructure our operations to ensure cost competitiveness and we’re well down that path for Modine Europe. In Asia, our challenge is to execute growth strategies that will allow us to bring our technical expertise to that market and build a more diverse customer base.

As Mick reviewed, we see mixed market dynamics, but anticipate further earnings improvement in fiscal 2014. Our longer-term outlook remains quite positive. This includes significant net new book of business which combined with expected market improvements and the benefit of our strategic business initiatives gives me great confidence in Modine’s future.

Last year, I introduced our enduring goals which drive the strategic decisions we’re making today by keeping our team focused on long-term growth. By focusing daily on continuous improvement and our long-term strategies, we are building a stronger Modine, better able to quickly react and meet whatever challenges come our way.

And with that, we would like to take your questions.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from David Leiker of Baird. Please go ahead.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Good morning, everyone.

<A – Mick Lucareli – Modine Manufacturing Co.>: Good morning, David.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: I guess a couple of things. I want to start from Asia. If you look at March of 2012, you had revenues there of $22 million, obviously a lot lower than that today. If you have the same type of end market volumes as you had a year ago, I’m sure that you picked up some new business. Is there any way you can put some color or characterization in terms of what you might have grown that business excluding what the markets did there?

<A – Tom Burke – Modine Manufacturing Co.>: Yes. Two questions we are contemplating. Again, clearly, a year ago at this time, the volumes per program were a lot higher and the new business wins that are coming in are right on track as far as program wins. That part hasn’t changed. So really adjusting for the market conditions make us – make an assessment. But it’s a good question. How would you answer that, Mick?

<A – Mick Lucareli – Modine Manufacturing Co.>: Yes, David, about $4 million to $4.5 million, I would estimate, we picked up about, $1 million to $1.5 million of incremental new business and launches. The balance that took us down to the $5 million decline was the 20% to 22% decline in the end markets, and then we highlighted another almost $2 million of our, frankly BMW, piece of the BMW business that we always talk about in Europe, is also winding down in Asia. So the short answer to your question, without any of the BMW wind down on our market conditions, we probably would have been up somewhere between $1 million and $2 million in sales.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay, great. And where are you in terms of being able to put business beyond your business today that’s predominantly in the excavator market in Asia?

<A – Tom Burke – Modine Manufacturing Co.>: Well, as you know, we put a lot of organic investment into our automotive side of the oil cooler business, which we have strong positions both in Europe and North America with a lot of  the global customers that we’re serving there are very pleased with the order intake rates coming in with that business. In addition, we’re expanding beyond that with other opportunities along those same lines on engine products and also some other related off-highway business. So, those are kind of the key diversification steps right now. Relationships are another key thing we’ve been working on in the last six months that our leadership team and bringing up some new capability into that team to help expand on those to try to find some relationship sales that we could pick up that way as well.

<A – Mick Lucareli – Modine Manufacturing Co.>: David, I would just add to that too. In the $225 million in net new business, there’s obviously – a piece of that that is Asia that we have been awarded and booked that’s going to launch that pieces of truck and truck business in India, as Tom mentioned, also automotive components launching in China. We do anticipate with those launches we have, we’re launching this fiscal year. So as I said, we see despite the market conditions we have, we’re starting to launch that business. So we’re confident in our ability to grow the top line despite the tough excavator market.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Right. And then the second item here is on the SG&A, a fantastic work there. You’ve been focused on that here for several years. Is there room to take that further or is this the level that we’d stabilize at do you think?

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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<A – Mick Lucareli – Modine Manufacturing Co.>: Yes, good question and fair question. No, I think what we have built in to our outlook for the next year in the $0.45 to $0.55 is actually an increase in SG&A, and it’s really been us trying to manage costs as tightly as we can in the current environment, but we will start to see some SG&A increases in the next year. I don’t think the $1.65-$1.67 range is the normal. It’s probably more in the $1.75-$1.80 range.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay, great. And then the last item is on the backlog. If I remember correctly, a year ago, that number was $250 million, you’re talking $225 million. I try and reconcile between but you pulled 2013 out of that, you throw 2016 into that adjustment for production and currency. It looks like I’ve got a net basis that went down pretty significantly in the out year.

<A – Mick Lucareli – Modine Manufacturing Co.>: Yes. The way we calculate it, Dave, and we can kind of compare how you’re looking at, as we do it on a three-year rolling. So, you’re right, net – it went down about $22 million, $25 million. As we did some swing on it, about $10 million of that is just the change in the currency expectations from a year ago. And then market volumes really accounted for about $80 million. So, we picked up some more orders in the last year, the biggest negative impact frankly is then market expectations and heavily around the truck side.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: And is that in terms of, is there any color you can put in terms of the cadence, how you think that looks over the next three years?

<A – Mick Lucareli – Modine Manufacturing Co.>: Yes, we’re, very high level, you can think about it. Kind of a 30%:40%:30%. The middle year, the year, this year about a third of that we’re launching and then a bigger piece in year two and another third in year three, roughly speaking.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay. And how much of that’s Euro 6 truck do you think that, I mean at one point, I think you were talking about something around $100 million plus.

<A – Mick Lucareli – Modine Manufacturing Co.>: Yes. I don’t have the breakdown of the $225 million with me, but a significant piece of that would be Europe.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay, great. Thank you very much.

<A – Mick Lucareli – Modine Manufacturing Co.>: Sure.

Operator:  The next question comes from Ann Duignan of JPMorgan. Please go ahead.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Hey guys, this is Mike Shlisky filling in for Ann this morning.

<A – Mick Lucareli – Modine Manufacturing Co.>: Hi Mike.

<A – Tom Burke – Modine Manufacturing Co.>: Hi Mike.

<Q – Mike Shlisky – JPMorgan Securities LLC>: I wanted to talk with you on your Asia business. Kind of a two-part question, and I hope this is not too soon. You guys mentioned you were starting to see some volume increases in Asia going forward. Is that going to be enough in the next fiscal year or so to get to a profitable level, or is it too soon to be thinking of that right now? And then part two of the question is, you also mentioned that you have lowered your breakeven points in Asia. Is that an incremental lowering since last earnings call a few months back, or is it still, I think it’s around $90 million a year – a year on the run rate?

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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<A – Tom Burke – Modine Manufacturing Co.>: Let me talk about the top-line and I’ll swing it to Mick to let him talk about the dynamics of the breakeven. We clearly are seeing stabilization in our base orders that we have in the off-highway excavator business in China with some slight indications of that improving in the back half of the year. The programs that we’ve introduced over the last year, both in India and in China are going to be coming on strong in the truck business and some other key business in India, and also the oil cooler business in China, they’ll also be ramping up this year. So, we’re encouraged with how we see the top-line growing, and hopefully we can see strengthening in those markets to continue to push the top line up. Now as far as when we hit the breakeven, we will let Mick respond to that.

<A – Mick Lucareli – Modine Manufacturing Co.>: Yeah, we won’t see enough growth at our current expectations, what Tom and I walked through with markets to move us in just this fiscal year to breakeven, Mike. But as Tom said, we are launching programs this year and expecting top-line growth. The new leadership team over there has really been pushing hard and we estimate that the breakeven is hanging in around the $85 million range. And frankly, that is, we’ve reached that capacity level with a business supporting India, a business supporting automotive in China, off-highway and potentially truck that we need a certain level of infrastructure. So that should hold where it’s at for a while, and that’s why Tom has been emphasizing so much that the real play for us now is to make sure we move that as quickly as we can above $80 million towards the $90 million.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Okay, great. And then quickly on Europe, if you could maybe just update us. I know it’s a long-term restructuring process, but just what inning might you be in over there in getting things as far as the cost structure right sized?

<A – Tom Burke – Modine Manufacturing Co.>: Well, let’s step back a second and I’m glad you asked the question. If you think about where we started, we’ve closed and sold one plant in Germany a couple of years ago. We’ve made the arrangement with a second plant on essentially outsourcing of that business to a contract manufacturer, took over responsibility for that and we have to put option on selling down the road. So, essentially two of our plants in Germany, we have a good plan moving forward. A third plant, we’re right in the middle of negotiation with our works council partner and are over the hump as far as defining this laying down approach and obviously we’re taking a big charge this year to approach that next phase of the wind down.

So we’ll continue with that that plant. That leaves our other plant which is our focus, high technology plant on the Euro 6 radiators that we’re supporting, which is a key plant for the future and a fifth plant that we actually acquired some new business that we feel good about, our long-term high performance EGR business in Germany.

So, we’re approaching the later innings, I would say, and feel pretty confident with the position we’re in. We moved some other product around between our plants to better utilize scale. So, I’m very pleased with the team and the way they’ve really worked together and focus not only on the plant operations, but clearly, on the overall business operations on SG&A, utilizing the asset base to the best within the headquarters and the technical center as well. We are definitely approaching later innings here and feel positive that we’re on track to get 15% return on capital as we approach the end of this fiscal year.

<Q – Mike Shlisky – JPMorgan Securities LLC>: Nice. Thank you so much guys.

Operator:  The next question is from Walt Liptak of Global Hunter Securities. Please go ahead.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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<Q – Walt Liptak – Global Hunter Securities LLC>: Hi, thanks. Good morning.
<A – Tom Burke – Modine Manufacturing Co.>: Good morning, Walt.

<Q – Walt Liptak – Global Hunter Securities LLC>: Congratulations too on the SG&A reduction, the restructuring, it’s clearly a tough year. I wanted to try and get your view on where some of the restructuring is going to show up over the next 12 months. It sounds like there’s a little increase in SG&A. So, is it gross margin where we would see the improvement if your revenue was flat?

<A – Mick Lucareli – Modine Manufacturing Co.>: Yes, good question, Walt. Primarily, that’s where we would expect to see in a flat environment, they come through on the gross margin line. As I mentioned, I think we’ve got a little bit more year-over-year reduction full-year impact to some of the restructuring in Europe on SG&A, but globally, with wage increases, and we’ve also had some other benefits this year that we won’t be able to continue to have in the following years. I think SG&A will go up. So, it would be in the gross margin line.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay. So when you do the math though with the restructuring that’s already happened, and just assume that flat top line, how many basis points do you get of gross margin improvement?

<A – Mick Lucareli – Modine Manufacturing Co.>: The way we’re looking at it right now from the European side is, we are targeting to get them to a similar gross margin level to North America. They basically have nearly identical revenue run rates, similar customers, same products. So as you compare the North American margins to Europe, our primary goal with North America this year has been running almost 16%. And Europe’s going to finish the year more in the 12%-13% range. So, over the next couple of years, we see two to three points of margin improvement in Europe.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay.

<A – Mick Lucareli – Modine Manufacturing Co.>: As we look to next year, Walt, we should see some improvement in Asia in the gross margin. You saw some improvement, a big improvement in South America and we would expect that to be next year. So, we would have three of our five segments, we would expect to show some margin improvement being Europe, South America and Asia, Commercial Products or HVAC business in North America to be more normal with volumes given all their profitability levels already currently pretty high.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay. And I get the message on the guidance with the flat revenue and the headwinds. But just looking at North America, two-thirds of the business is heavy or maybe in trucks, autos, which are the order activity has been better in truck, especially auto still good and ag isn’t bad, right, it’s growing a little bit. I wonder about the outlook, if you’re not just being too cautious on what some of the sales growth looks like over the next 12 months?

<A – Tom Burke – Modine Manufacturing Co.>: I think that when you’re banking on market recovery to really guide you to your expectation, you’ve got to be careful, right? This year sounds familiar to last year. And so, we are being cautious on heavy duty truck. We definitely agree that mediums are going to be stronger this year and we think heavies are going to be down on a year-over-year basis. I think off-highway is going to be pretty flat. I think there is some upside on the ag side that’s there. But as far as construction and mining, we see that as kind of challenge quite frankly with things that are remaining in place. So, we think it’s responsible to be, let’s say, cautious, okay, but yet we were planning for some upside. But we think we need to be cautious of how we’re approaching that.

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
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<Q – Walt Liptak – Global Hunter Securities LLC>: Okay, are there any moving parts in your North American heavy truck business, mix issues or customer programs that are changing for this year?

<A – Tom Burke – Modine Manufacturing Co.>: No, no moving parts, we’ve got a lot of work going into supporting the programs we’re on and the customers we’re with, but everything is stable in that regard.

<Q – Walt Liptak – Global Hunter Securities LLC>: Okay, thanks.

Operator:  Next is a follow-up from David Leiker of Baird. Please go ahead.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Hey again. Just a couple of follow-ups. Did you, I don’t know if it’s Tom or Mick, but did you say you want to hit your Europe ROIC targets by the end of this fiscal year. Did I hear that correctly?

<A – Tom Burke – Modine Manufacturing Co.>: We want to be on the run rate – going into fiscal 2015; we want to be on that 15% run rate. So this year is our year to start seeing that return on capital going up. So we come out of this fiscal year into next year that we’re at that 15% run rate.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: So does that mean that 200 basis points to 300 basis points of gross margin improvement – we would expect to see that in a Q4 number given market conditions.

<A – Mick Lucareli – Modine Manufacturing Co.>: No – and just to add to what Tom’s saying, we, by the end of fiscal 2015 using the full year results, David, our target is a 15%.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Right.

<A – Mick Lucareli – Modine Manufacturing Co.>: So it’s going to be sequential for eight quarters. Even when we start next year at this time, we’ll still have some improvement to push out through the year. So think of the time in an eight quarter climb.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay. And then...

<A – Tom Burke – Modine Manufacturing Co.>: I should say in a 15% – that averages out to hit our 15%.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay. One of the things, on Euro 6 launches, it’s a market everyone is trying to get their arms around and it looks like that’s a bit of a pre-buy going on in the UK. Where are you in terms of launching programs that you’re in production with today? Now I think most of the European manufacturers you’re involved with have started producing those trucks, but obviously not in volume?

<A – Tom Burke – Modine Manufacturing Co.>: We are slowly ramping up with two of the three main customers on Euro 6 trucks that we’re on. So, we got two underway. The third, we’ll start in the second half of this year, of this calendar year. So we’re seeing this thing, let’s call it two-thirds, one-third, first half of the year of Euro 5, Euro 6, they’ll start flipping over in the second half of the year as you get to the end of the fiscal year requirement for all sales to be Euro 6-compliant. So, we’re two-thirds the way into launching with our customers today, and that will be complete and then corresponding ramp up is going to go; start really accelerating in the second half of the year.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Is that a September quarter ramp or is that more of a December quarter?

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Modine Manufacturing Co.	MOD	Q4 2013 Earnings Call	May 30, 2013
Company▲	Ticker▲	Event Type▲	Date▲

<A – Tom Burke – Modine Manufacturing Co.>: Well, the question of ramp has been a big question all along here right, because what we were told last year, what we’re going to be is far less where we are. So, I think – again I think we’re being cautious on this one. So I’d say it’s going to be a later half of the second half. So yes, probably start pushing in September, October kind of acceleration.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: So, let’s assume for a moment that there’s no pulling out of demand for Euro 6 at all. It’s generally going to be January 1, 2014. Is that, you started seeing your P&L as you ramp up production units in December time period or is it September, October time period?

<A – Tom Burke – Modine Manufacturing Co.>: I think we’d start seeing it more in the, I think, October, mid-October, late-October range, the release is getting ready because essentially sales have to be compliant. So they’re going to – so it will be tied to production in May. But they have orders they’re taking from Euro 6 too. I’d say there’ll be a couple of months lead into that January.  I’m thinking October, we’d start seeing that.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: And then I think all the powertrain cooling opportunities there have been awarded outright, I mean there isn’t an opportunity there yet, is there?

<A – Tom Burke – Modine Manufacturing Co.>: I would say the big packages are all done, there’s still some opportunity with components that go in to support the remaining – the works we’re on, but I’d say as far as big platform packages, you’re right, I think that’s complete.

<Q – David Leiker – Robert W. Baird & Co. Equity Capital Markets>: Okay, great. That’s all that I have. Thank you much.

<A – Mick Lucareli – Modine Manufacturing Co.>: Thanks.

Operator:  I’m showing no further questions in the queue. And we’d like to turn the conference back to Ms. Kathy Powers for any further remarks.

Kathleen T. Powers, VP, Treasurer, & Investor Relations

Thank you. This concludes today’s call. Thank you for joining us this morning. And thank you for your interest in Modine. Good-bye.

Operator:  Ladies and gentlemen, thank you for your participation in today’s program. This does conclude the presentation and you may all disconnect. Everyone have a good day.

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